Exhibit 3(a)(2)

Certificate of Amendment

of the

Certificate of Incorporation

of

Xerox Corporation

Under Section 805 of the Business Corporation Law

The undersigned, Leslie F. Varon, Vice President and Secretary of Xerox Corporation (the “Corporation”), hereby certifies that:

1.	The name of the Corporation is “XEROX CORPORATION”. The name under which the Corporation was formed is “THE HALOID COMPANY”.

2.	The Certificate of Incorporation was filed by the Department of State on April 18, 1906 under the name The Haloid Company.

3.	(a) Pursuant to Section 502(d) of the BCL, the Board of Directors of the Corporation previously amended the Certificate of Incorporation of the Corporation to establish a series of the Cumulative Preferred Stock, par value $1.00 per share, of the Corporation (“Cumulative Preferred Stock”) bearing the distinctive serial designation “Series B Convertible Preferred Stock” (hereinafter called “Series B Preferred Stock”); and nothing in the Certificate of Incorporation prohibits or restricts the Board of Directors from decreasing the number of shares in such series to the extent permitted by law.

(b)	On May 15, 2003 and July 15, 2004, the Board of Directors of the Corporation cancelled and returned to the status of authorized but unissued all shares of the Series B Preferred Stock of the Corporation that had been converted or redeemed, constituting all of the shares in such series.

(c)	The Certificate of Incorporation of the Corporation is hereby being amended pursuant to Sections 805 and 502(c) of the BCL to decrease to zero the number of shares designated as the series of Cumulative Preferred Stock of the Corporation bearing the distinctive serial designation “Series B Preferred Stock” and, pursuant to Sections 805 and 502(e) of the BCL, to eliminate from the Certificate of Incorporation of the Corporation the designation of said series of Cumulative Preferred Stock and all matters set forth therein with respect to such series, which series has no authorized shares outstanding and no shares of such series will be issued subject to the Certificate of Incorporation of the Corporation.

(d)	The aggregate number of shares of Cumulative Preferred Stock authorized by the Corporation and presently stated in Article FOURTH of the Certificate of Incorporation shall remain 22,043,067 until amended by the Corporation at some future date.

4.	The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation at a meeting duly called and held on July 15, 2004.

IN WITNESS WHEREOF, the undersigned has signed this Certificate under penalty of perjury on the date set forth.

Date:	August 19, 2004

/s/ LESLIE F. VARON
Name:	Leslie F. Varon
Title:	Vice President and Secretary